Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UMB Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-230787 on Form S-3 and Nos. 333-65807, 333-125067, 333-161398, 333-181111, 333-188100, and 333-224585 on Form S-8) of UMB Financial Corporation and Subsidiaries (the Company) of our report dated March 1, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

As discussed in Notes 1 and 3 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

Kansas City, Missouri
March 1, 2021